Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Award Plan and 2021 Employee Stock Purchase Plan of FIGS, Inc. of our reports dated February 28, 2023, with respect to the financial statements of FIGS Inc., and the effectiveness of internal control over financial reporting of FIGS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
February 28, 2023